UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2016 (April 23, 2016)

Bob Evans Farms, Inc. (Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)
8111 Smith’s Mill Road, New Albany, Ohio 43054
(Address of principal executive offices Zip Code)
(614) 491-2225
(Registrant’s telephone number, including area code)
Not applicable
(Former name, former address and formal fiscal year, if changed since last report)
_______________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2b)
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 2.05 Costs Associated with Exit or Disposal Activities.

Bob Evans Restaurants Consolidation Plan
On April 25, 2016, Bob Evans Farms, Inc. (“Company”), the registrant, announced planned changes to its’ Bob Evans Restaurants segment. Management adopted the plan and committed to the action on April 22, 2016. The Company has closed 21 underperforming owned restaurant locations and expects to close six-leased locations in fiscal year 2017. The 27 locations generated trailing twelve month sales of $30.0 million. It is currently estimated that this plan will improve fiscal year 2017 pre-tax earnings by approximately $1.0 million from loss avoidance and general and administrative expense reductions. The Company further estimates proceeds from the sale of the owned restaurants of approximately $20.0 million.
The Company currently estimates it will incur $7.5 to $8.0 million of pre-tax charges during the fourth quarter of fiscal year 2016 related to the closures, with $6.5 to $7.0 million of the total expected to be non-cash impairment charges, with the balance related to severance and other closing costs. The Company also estimates it will incur $1.5 to $2.5 million of pre-tax charges in fiscal year 2017 related to lease termination, holding and other costs.
Approximately 1,100 restaurant workers will be impacted by these closures. The Company is committed to assisting impacted employees by offering positions in nearby restaurants where possible, and where relocation is not possible, termination benefits (as indicated above) will be offered to full- and part-time employees.
The Company will provide an update of the estimated expenses related to the restaurant closures when it reports its fiscal 2016 fourth quarter and full year results in June 2016.

Item 2.06 Material Impairments.
Bob Evans Restaurants Consolidation Plan
The information provided under Item 2.05 above is incorporated by reference herein.
Item 9.01.    Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired - Not Applicable
(b) Pro Forma Financial Information - Not applicable
(c) Shell Company Transactions - Not Applicable
(d) Exhibits:

The following exhibits are included with this Current Report on Form 8‑K:

99.1	News release issued by Bob Evans Farms, Inc. on April 25, 2016	Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BOB EVANS FARMS, INC.

Date: April 25, 2016	By:	/s/ Mark E. Hood
Mark E. Hood, Chief Administrative and Chief Financial Officer